Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Accelerated Market Participation Securities (“AMPS”)	$4,500,000	$138.15
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $138.15 is being paid in connection with the registration of these Medium-Term Notes, Series B.
Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666

PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)
The Bear Stearns Companies Inc.

$4,500,000 Accelerated Market Participation Securities (“AMPS”)
Linked to a Basket of Five International Equity Indices Concentrated in the Pacific Rim, due April 27, 2009

•	The Notes are not principal protected.

•
The Notes are linked to the performance of an equally-weighted basket comprised of the following five international equity indices concentrated in the Pacific Rim: (1) the FTSE/Xinhua China 25 Index™ (the “XIN0I”); (2) the Nikkei 225SM Index (the “NKY”); (3) the Korea Stock Price Index 200 (the “KOSPI2”); (4) the AMEX Hong Kong 30 Index (the “HKX”); and (5) the S&P/ASX 200 Index (the “AS51”). (Each such index a “Component,” and together the “Basket.”) The weighting of each Component within the Basket is fixed at 1/5, or 20.00%, and will not change during the term of the Notes unless one or more Components is modified during the term of the Notes as further described herein.

•	When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

•
On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that is based on the performance of the Basket over the term of the Notes, as measured by the Basket Return. The “Basket Return” is calculated as the difference of (i) the quotient of the Final Basket Level divided by the Initial Basket Level minus (ii) one. The “Final Basket Level” equals the Basket Level on the Valuation Date as described below and determined by the Calculation Agent, and the “Initial Basket Level” equals 100, representing the Basket Level on the Pricing Date.

•	The Final Basket Level is calculated as follows:

•
If, on the Valuation Date, the Basket Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note, plus the lesser of:

•	(1) the product of (i) $1,000 multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate (200.00%); and

•	(2) the product of (i) 32.00% (the maximum return on the Notes) multiplied by (ii) the principal amount of the Notes.

•
Thus, if the Basket Return is greater than 116.00% of the Initial Basket Level, regardless of the extent to which the Basket Return is greater than 116.00% of the Initial Basket Level, the Cash Settlement Value will be equal to $1,320.00 per Note, which represents a maximum return of 32.00%.

•
If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the quotient of the Final Basket Level divided by the Initial Basket Level. In this case, you will receive less, and possibly significantly less, than your initial investment in the notes.

•	The CUSIP number for the Notes is 073928Y49.

•	The Notes will not pay interest during the term of the Notes.

•	The Notes will not be listed on any securities exchange or quotation system.

•	The scheduled Valuation Date for the Notes is April 22, 2009. The Valuation Date is subject to adjustment as described herein.

•	The Maturity Date for the Notes is expected to be April 27, 2009. If the Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Valuation Date.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THE NOTES ARE NOT PRINCIPAL PROTECTED. THEREFORE, YOU MAY RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN YOUR INITIAL INVESTMENT IN THE NOTES. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-12.

Each Component is a service mark or trademark of the sponsor of that Component and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of the Basket, are not sponsored, endorsed, sold or promoted by the sponsor of any Component; and the sponsors of such Components make no representations regarding the advisability of investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price	100.00%	*‡	$4,500,000
Agent’s discount	1.50%		$67,500
Proceeds, before expenses, to us	98.50%		$4,432,500
‡Investors who purchase an aggregate principal amount of at least $1,000,000 of this Note offering will be entitled to purchase Notes for 99.00% of the principal amount.
*Any additional reissuance will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the levels of the Components at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about October 25, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

We may grant our affiliate Bear, Stearns & Co. Inc. (“Bear Stearns”) a 30-day option from the date of the final pricing supplement to purchase from us up to an additional $675,000 of Notes at the public offering price to cover any over-allotments.
_______________

Bear, Stearns & Co. Inc.
October 25, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Basket. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Accelerated Market Participation Securities (“AMPS”), linked to a Basket of Five International Equity Indices Concentrated in the Pacific Rim, due April 27, 2009 (the “Notes”) are Notes whose return is tied or “linked” to the performance of an equally-weighted Basket comprised of the following five international equity indices: (1) the FTSE/Xinhua China 25 Index™ (the “XIN0I”); (2) the Nikkei 225SM Index (the “NKY”); (3) the Korea Stock Price Index 200 (the “KOSPI2”); (4) the AMEX Hong Kong 30 Index (the “HKX”); and (5) the S&P/ASX 200 Index (the “AS51”). (Each such index a “Component,” and together the “Basket.”) If the Final Basket Level (as defined herein) is less than the Initial Basket Level (as defined herein), the Cash Settlement Value (as defined herein) you receive at maturity will be less, and possibly significantly less, than your initial investment. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash which is based on the performance of the Basket over the term of the Notes, as measured by the Basket Return. The “Basket Return” is calculated as the difference of (i) the quotient of the Final Basket Level divided by the Initial Basket Level minus (ii) one. The “Final Basket Level” equals the Basket Level on the Valuation Date as determined by the Calculation Agent, and the “Initial Basket Level” equals 100, representing the Basket Level on the Pricing Date. If, on the Valuation Date, the Basket Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note, plus the lesser of: (1) the product of (i) $1,000 multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate; and (2) the product of (i) 32.00% (the maximum return on the Notes) multiplied by (ii) the principal amount of the Notes. If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the quotient of the Final Basket Level divided by the Initial Basket Level. In this case, you will receive less, and possibly significantly less, than your initial investment in the notes.

Selected Investment Considerations

•
Potential leverage in the increase, if any, in the Basket—The Notes may be an attractive investment for investors who have a bullish view of the Basket over the term of the Notes. If held to maturity, the Notes allow you to participate in 200.00% of the potential increase in the Basket, not to exceed the maximum return of 32.00%, representing a 16.00% increase in the Initial Basket Level over the term of the Notes.

•
Diversification—The Basket is comprised of the following five equally-weighted international equity indices concentrated in the Pacific Rim: (1) the FTSE/Xinhua China 25 Index™ (the “XIN0I”); (2) the Nikkei 225SM Index (the “NKY”); (3) the Korea Stock Price Index 200 (the “KOSPI2”); (4) the AMEX Hong Kong 30 Index (the “HKX”); and (5) the S&P/ASX 200 Index (the “AS51”). Therefore, the Notes may allow you to diversify an existing portfolio or investment.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Basket and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). See “Certain U.S. Federal Income Tax Considerations” herein.

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Basket. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•
No current income—We will not pay any interest during the term of the Notes. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same Maturity Date from an issuer with a comparable credit rating.

•
Maximum return of 32.00%—Regardless of the performance of the Basket, you will not receive more than the maximum return of 32.00% at maturity. Because the maximum return on the Notes is 32.00%, the maximum Cash Settlement Value is $1,320.00 per Note. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Basket Level increases by more than 16.00%.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Components; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes upon request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•
The Components may not move in tandem—At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Basket Return and the Cash Settlement Value, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Basket:
The following are the five equally weighted international equity indices comprising the Basket: (1) the XIN0I; (2) the NKY; (3) the KOSPI2; (4) the HKX; and (5) the AS51. (Each such index is a “Component” and together the “Basket.”) The weighting of each Component within the Basket is fixed at 1/5, or 20.00%, and will not change during the term of the Notes unless one or more Components is modified during the term of the Notes as further described herein.

Component Sponsors:
FTSE/Xinhua Index Limited, a joint venture of FTSE International Limited and Xinhua Financial Network Limited as the sponsor of the FTSE/Xinhua China 25 Index, Nihon Keizai Shimbun Inc. (“Nihon Keizai”) as the sponsor of the Nikkei 225SM Index, Korea Exchange as the sponsor of the Korea Stock Price Index 200, the American Stock Exchange LLC as the sponsor for the Hong Kong 30 Index, and S&P and the Australian Stock Exchange as sponsor of the S&P/ASX 200 Index are hereinafter referred to as “Component Sponsors.” See “Description of the Basket” herein.

Principal amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $4,500,000. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Sponsors and Tickers:	The Summary Table below details the Sponsors and the Bloomberg ticker symbol for each Component.

Interest:	The Notes will not bear interest.

Cash Settlement Value:	On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the Basket Return.

If, on the Valuation Date, the Basket Return is greater than or equal to zero, the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note, plus the lesser of:

  (ii) $300.00.

Thus, if the Basket Return is greater than 116.00% of the Initial Basket Level, regardless of the extent to which the Basket Return is greater than 116.00% of the Initial Basket Level, the Cash Settlement Value will be equal to $1,320.00 per Note, which represents a maximum return of 32.00%.

If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value, per Note, will be equal to:

Participation Rate:	200.00%

Basket Return:	An amount determined by the Calculation Agent and calculated as the difference of (i) the quotient of the Final Basket Level divided by the Initial Basket Level minus (ii) one.

For purposes of determining the Basket Return:

“Final Basket Level” equals the Basket Level on the Valuation Date, as determined by the Calculation Agent.

“Initial Basket Level” equals the Basket Level on the Pricing Date, or 100 (see Summary Table below).

“Basket Level”, on the Valuation Date, is calculated as follows:

“Final Level” means, as of the Valuation Date and for each Component, the closing index level as reported by the relevant Component Sponsor and displayed on Bloomberg Page XIN0I <Index> <Go> with respect to the XIN0I, Bloomberg Page NKY <Index> <Go> with respect to the NKY, Bloomberg Page KOSPI2 <Index> <Go> with respect to the KOSPI2, Bloomberg Page HKX <Index> <Go> with respect to the HKX, and Bloomberg Page AS51 <Index> <Go> with respect to the AS51.

“Initial Level” means (i) 28,384.65 with respect to the XIN0I; (ii) 16,438.47 with respect to the NKY; (iii) 239.94 with respect to the KOSPI2, (iv) 1,367.82 with respect to the HKX, and (v) 6,577.30 with respect to the AS51, in each case, representing the closing level of the respective Component on the Pricing Date as determined by the Calculation Agent.

Pricing Date:	October 22, 2007 (see Summary Table below).

Issue Date:	October 25, 2007.

Valuation Date:
April 22, 2009; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Valuation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Valuation Date, the Valuation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Valuation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Valuation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Valuation Date, the determination of the Final Level for such Component will be made on the Valuation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components (see Summary Table below).

Maturity Date:
The Notes will mature on April 27, 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Valuation Date is postponed, the Maturity Date will be three Business Days following the Valuation Date, as postponed for the last Component for which a Final Level is determined.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Component Business Day:	Means, with respect to each Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:
Bear, Stearns & Co. Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Relevant Exchange:	The Summary Table below details the Relevant Exchange for each Component.

Related Exchange:
Means, with respect to any Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Component.

Summary Table
Component	Sponsor	Bloomberg Ticker Symbol	Pricing Date (the date below represents the Component Business Day for the respective Relevant Exchange)	Initial Component Level	Valuation Date (on the respective local date)	Relevant Exchange
FTSE/Xinhua China 25 Index™	FTSE/Xinhua Index Limited or its successor (“FXI”)	XIN0I <Index>	October 22, 2007	28,384.65	April 22, 2009	The Stock Exchange of Hong Kong Ltd. or its successor (the “HKSE”)
Nikkei 225SM Index	Nihon Keizai Shimbun, Inc. or its successor (“NKS”)	NKY <Index>	October 22, 2007	16,438.47	April 22, 2009	Tokyo Stock Exchange or its successor (the “TSE”)
Korea Stock Price Index 200	Korea Stock Exchange or its successor (“KSE”)	KOSPI2 <Index>	October 22, 2007	239.94	April 22, 2009	Korea Stock Exchange or its successor (the “KSE”)
AMEX Hong Kong 30 Index	American Stock Exchange LLC or its successor (“AMEX”)	HKX <Index>	October 22, 2007	1,367.82	April 22, 2009	The Stock Exchange of Hong Kong Ltd. or its successor (the “HKSE”)
S&P/ASX 200 Index	Standard & Poor’s Australian Index Committee or its successor (“ASX Committee”)	AS51 <Index>	October 22, 2007	6,577.30	April 22, 2009	Australian Stock Exchange or its successor

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior, unsecured, unsubordinated debt securities, the value of which is linked to the performance of the Basket over the term of the Notes, as measured by the Basket Return. The Notes will not bear interest, and no other payments will be made prior to maturity. The Notes are not principal protected if held to maturity. However, the Notes differ from conventional debt securities in that the Notes offer the opportunity to participate in 200.00% of the positive performance of the Basket Return, if any, with a maximum return of 32.00%. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on April 27, 2009. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of the Notes,” for a detailed description of the Notes prior to making an investment in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks, including the risk that you may lose up to 100% of your initial investment in the Notes. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.
What will I receive at maturity of the Notes?

We have designed the Notes for investors who want to participate in 200.00% of the positive performance of the Basket (with a maximum return of 32.00%) over the term of the Notes relative to the Initial Basket Level. On the Maturity Date, you will receive the Cash Settlement Value, which is based on the performance of the Basket over the term of the Notes, as measured by the Basket Return. The “Basket Return” is calculated as the difference of (i) the quotient of the Final Basket Level divided by the Initial Basket Level minus (ii) one. The “Final Basket Level” equals the Basket Level on the Valuation Date as determined by the Calculation Agent, and the “Initial Basket Level” equals 100.

If, on the Valuation Date, the Basket Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note, plus the product of (i) $1,000 multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate.

If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the quotient of the Final Basket Level divided by the Initial Basket Level. In this case you will receive less, and possibly significantly less, than your initial investment in the Notes.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Are the Notes principal protected?

No. The Notes are not principal protected and your principal investment in the Notes is at risk of loss. If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Basket. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Components at the time of the relevant sale.

What is the Basket?

The equally-weighted Basket is comprised of the following five international equity indices concentrated in the Pacific Rim: (1) the XIN0I; (2) the NKY; (3) the KOSPI2; (4) the HKX; and (5) the AS51. (Each such index a “Component,” and together the “Basket”.) The weighting of each Component within the Basket is fixed at 1/5, or 20.00%, and will not change during the term of the Notes unless one or more of the Components is modified during the term of the Notes as further described herein. For more specific information about the Basket, please see the section “Description of the Basket.” Unless otherwise stated, all information regarding the Components that is provided in this pricing supplement is derived from the Component Sponsors or other publicly available sources.

Who publishes information regarding the Components and where can I obtain further information?

FTSE/Xinhua China 25 Index™. The XIN0I is a stock index calculated and published by FTSE/Xinhua Index Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I consists of 25 of the largest and most liquid Chinese companies. The index is free float-adjusted and modified market cap-weighted, with individual component weightings capped on a declining basis and the top position capped at 10 percent. The index’s base value was set at 5000 on March 16, 2001. The XIN0I is quoted in Hong Kong dollars. You can obtain the level of the XIN0I from the Bloomberg Financial Service under the symbol XIN0I <Index> or from the FTSE Xinhua Index website at http://www.ftse.com/xinhua/english/index.jsp. Other information on the FTSE Xinhua Index website is not incorporated into this document.

Nikkei 225SM Index. The NKY is a modified, price-weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The NKY is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the NKY are stocks listed in the First Section of the Tokyo Stock Exchange. The NKY is quoted in Japanese yen. You can obtain the level of the NKY from the Bloomberg Financial Service under the symbol NKY <Index> or from the Tokyo Stock Exchange website at http://www.tse.or.jp/english/index.shtml. Other information on the Tokyo Stock Exchange website is not incorporated into this document.

Korea Stock Price Index 200. The KOSPI2 is an index calculated, published and disseminated by the Korea Stock Exchange. The KOSPI2 is a capitalization-weighted index of 200 Korean stocks which make up 93% of the total market value of the Korea Stock Exchange. The KOSPI2 has been calculated and published since June 15, 1994 with a base value of 100 set to January 3, 1990. You can obtain the level of the KOSPI2 from the Bloomberg Financial Service under the symbol KOSPI2 <Index> or from the Korea Stock Exchange website at http://eng.krx.co.kr/index.html. Other information on the Korea Stock Exchange website is not incorporated into this document.

AMEX Hong Kong 30 Index. The AMEX Hong Kong 30 Index is a stock index published by the Stock Exchange of Hong Kong Ltd. or its successor (the “HKSE”) that measures the market value performance of 30 actively traded stocks listed on The Stock Exchange of Hong Kong Ltd. The AMEX Hong Kong 30 Index is currently designed to represent a substantial segment of the Hong Kong stock market. The AMEX Hong Kong 30 Index is a market capitalization-weighted stock index and quoted in Hong Kong dollars. You can obtain the level of the AMEX Hong Kong 30 Index from the Bloomberg Financial Service under the symbol “HKX” <Index> or from the American Stock Exchange LLC website at www.amex.com.

S&P/ASX 200. The AS51 is published, calculated and disseminated by Standard & Poor’s and the Australian Stock Exchange. The AS51 was established in 2001 to represent the top 200 companies for the Australian market. The index is made up of 200 stocks selected by the S&P/ASX Australian Index Committee, based on liquidity and size. The index was converted from a capitalization-weighted index to a free float (liquidity)-based index on October 1, 2002. You can obtain the level of the AS51 from the Bloomberg Financial Service under the symbol AS51 <Index> or from the Standard & Poor’s website at http://www2.standardandpoors.com/portal/site/sp/en/us/page.topic/indices_asx200/. Other information on the Standard & Poor’s website is not incorporated into this document.

How has the Basket performed historically?

We have provided tables depicting the month-end closing levels for each of the Components for each month beginning with September 2002. You can find these tables in the section “Description of the Basket—Historical Data on the Components.” We have provided this historical information to help you evaluate the behavior of the Basket in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Basket will perform in the future. You should refer to the section “Risk Factors—The historical performance of the Components is not an indication of the future performance of the Components.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer generally to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value to the holders of the Notes would entitle the holders, or the Trustee (as defined herein) acting on behalf of the holders, to exercise rights and remedies available under the Indenture (as defined herein). If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of the Basket, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the Components underlying the Basket. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to the Components underlying the Basket;

•	believe that the Basket will increase over the term of the Notes and that such increase will not exceed 32.00%;

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understand that the Components may not move in tandem and that at a time when the level of one or more of the Components increases, such an increase may be moderated or wholly offset by lesser increases or declines in the level of one or more of the other Components;

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are willing to risk the possible loss of up to 100.00% of their investment in exchange for the opportunity to participate in 200.00% of the appreciation, if any, of the Basket (up to the maximum return of 32.00%);

•	are willing to hold the Notes until maturity; and

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Basket.

The Notes may not be a suitable investment for you if:

•	you seek principal protection;

•	you seek current income or dividend payments from your investment;

•	you seek an investment that offers the possibility to fully participate in the potential appreciation of the Basket;

•	you seek an investment with an active secondary market;

•	you are unable or unwilling to hold the Notes until maturity; or

•	you do not have a bullish view of the Basket over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Basket and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). It is possible that certain of the securities underlying the Components could be treated as “pass thru entities” for purposes of section 1260 of the Code, in which case the “constructive ownership” rules of section 1260 could cause a portion of any long term capital gain that is recognized on sale, exchange, maturity, or other taxable disposition of the Notes to be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the Notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a Note. You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or church plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Components underlying the Basket. However, your ability to participate in the appreciation of the Basket is limited to the maximum return on the Notes of 32.00%. Therefore, the maximum Cash Settlement Value is $1,320.00 and the Cash Settlement Value will not reflect the increase in the Basket if the Initial Basket Level increases by more than 16.00%. Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Components will fluctuate. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Basket. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Owning the Notes is not the same as owning the securities underlying the Components.

Even if the Components increase above their respective Initial Levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Basket Return to increase while the trading value of the Notes declines.

You must rely on your own evaluation of the merits of an investment linked to the Basket.

In the ordinary course of our business, we may from time to time express views on expected movements in any of the Components and the securities underlying any of the Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Components and the securities underlying any of the Components and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Basket.

Your yield will not reflect dividends on the securities underlying the Components.

The Basket does not reflect the payment of dividends or other distributions in respect of the securities underlying the Components. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased the Components and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the notes prior to making an investment in the Notes.

Your potential return cannot exceed 32.00% over the term of the Notes, regardless of the positive percentage increase of the Final Basket Level.

The Notes provide less opportunity for appreciation than a direct investment in each of the Components because the return you realize on the Maturity Date will be limited to 32.00%. If the Final Basket Level appreciates by more than 16.00%, the Cash Settlement Value you will receive will equal the sum of the principal amount of the Notes, plus the product of (i) the principal amount of the Notes multiplied by (ii) 32.00%. Under these circumstances, the Cash Settlement Value you receive at maturity will not fully reflect the performance of the Basket.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Basket, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the value of the Basket will fluctuate in accordance with changes in the financial conditions of the companies issuing the securities underlying the Components, the value of the underlying securities generally and other factors. The financial conditions of the issuers of the securities underlying the Components may become impaired or the general condition of the Pacific Rim equity markets may deteriorate, either of which may cause a decrease in the value of the Basket and thus in the value of the Notes. Equity securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the securities underlying the Components change. Investor perceptions regarding the companies issuing the securities comprising the Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Basket may be expected to fluctuate until the Maturity Date.

The historical performance of the Components is not an indication of the future performance of the Components.

The historical performance of the Components which is included in this pricing supplement, should not be taken as an indication of the future performance of the Components. While the trading prices of the underlying securities comprising the Components will determine the Basket Level, it is impossible to predict whether the Basket Level will fall or rise. Trading prices of the underlying securities comprising the Components will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying securities are traded, in particular, and by various circumstances that can influence the levels of the underlying securities in a specific market segment or the value of a particular underlying stock.

The formula for determining the Cash Settlement Value does not take into account changes in the levels of the Components underlying the Basket prior to the Valuation Date.

Changes in the levels of the Components underlying the Basket during the term of the Notes before the date on which the Cash Settlement Value is calculated will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Basket Performance as of the Valuation Date. As a result, you may receive less, and possibly significantly less, than the initial public offering price of $1,000 per each $1,000 principal amount of Notes even if the value of the Basket has increased at certain times during the term of the Note before falling on the Valuation Date.

The Cash Settlement Value will not be adjusted for changes in currency exchange rates.

Although the securities underlying the Components are traded in currencies other than the U.S. dollar and the Notes are denominated in U.S. dollars, the amount payable on the Maturity Date will not be adjusted for the currency exchange rates in effect on the Maturity Date. Any amount in addition to the principal amount of each Note payable to you on the Maturity Date is based solely upon the percentage increase in the Basket Return. Changes in exchange rates, however, may reflect changes in various international economies, which in turn may affect the levels of the Components and the Notes.

The securities underlying certain Components trade at different times; however, if a secondary market develops, the Notes may trade only during regular trading hours in the United States.

The hours of trading for the Notes may not conform to the hours during which the securities underlying the Components are traded. To the extent that U.S. markets are closed while other markets remain open, significant price and rate movements may take place in the markets for the securities comprising the Components that will not be reflected immediately in the price of the Notes.

As a result of the time difference among the cities where the Components and the securities underlying the Components trade, and New York City (where the Notes may trade), there may be discrepancies between the level of the Components and the securities underlying the Components, and the trading prices of the Notes. In addition, there may be periods when the international securities markets are closed for trading (for example during holidays in the respective country), causing the level of the Basket to remain unchanged for multiple New York City trading days.

Your return may be affected by factors affecting international securities markets.

The securities underlying the Components are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of certain of the Components and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Components also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

The Basket is geographically limited.

The Basket is comprised of five equity indices concentrated in the Pacific Rim. Therefore, the foreign currency exposure achieved by the Basket is limited geographically. Because of this geographic limitation, events occurring in the Pacific Rim which affect that region could have a negative impact on more than one, or all, of the Components at the same time, which could have an adverse affect on the value of the Notes. For example, a financial crisis could erupt in the Pacific Rim and lead to sharp declines in the currencies, stock markets and other asset prices of a number of Pacific Rim countries, threatening their financial systems, disrupting their real economies and causing political upheaval. A financial crisis or other event in any of the countries of a Component currency could have a negative impact on some or all of the Components and, consequently, the value of the Notes may be adversely affected.

The Components may not move in tandem; and gains in one Component may be offset by declines in another Component.

Movements in the Components comprising the Basket may not move in tandem. At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Basket, whether the closing levels of the Components are greater than or equal to their respective Initial Levels, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Basket Level is less than, equal to or not sufficiently above the Initial Basket Level. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

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Value of the Basket. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the Basket Level at any given time has increased relative to the Initial Basket Level. If you decide to sell your Notes when the Basket Level has increased relative to the Initial Basket Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Basket Level because of expectations that the Basket Level will continue to fluctuate until the Cash Settlement Value is determined.

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Volatility of the Basket. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Basket Level increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Basket Level will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Basket on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

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Correlation among the levels of the Components underlying the Basket. Correlation is the extent to which the levels of the Components underlying the Basket increase or decrease to the same degree at the same time. To the extent that correlation among the Components underlying the Basket changes, the volatility of the Components underlying the Basket may change and the value of the Notes may be adversely affected.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, if interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the Basket Level, which may affect the value of the Notes. Rising interest rates may lower the Basket Level and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Basket Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. A “time premium” results from expectations concerning the levels of the Components during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the Cash Settlement Value may be less sensitive to the volatility of the Components.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks underlying any of the Components. In general, because the Basket does not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields are expected to increase the value of the Notes.

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Volatility of currency exchange rates. The exchange rates between the U.S. dollar and the foreign currencies in which the securities underlying the Components are denominated are foreign exchange spot rates that measure the relative values of two currencies: the particular currency in which the securities underlying a particular Component are denominated and the U.S. dollar. The spot rate is expressed as a rate that reflects the amount of the particular currency that can be purchased for one U.S. dollar. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying certain of the Components are denominated changes, the trading value of the Notes may be adversely affected.

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Correlation between currency exchange rates and the Components. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying certain of the Components are denominated and the percentage changes between each Component. If the correlation between the relevant exchange rates and the particular Component changes, the trading value of the Notes may be adversely affected.

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Events involving the companies issuing the securities comprising the Components. General economic conditions and earnings results of the companies whose securities comprise the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the securities underlying the Components may be affected by mergers and acquisitions, which can contribute to volatility of the Basket. As a result of a merger or acquisition, one or more securities in the Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities originally included in the Component.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop. There may not be a secondary market in the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the Basket Level.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Components. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Components.

Reported Component levels may be based on non-current information.

If trading is interrupted in the Components, publicly available information regarding the Basket Return may be based on the last reported prices or levels. As a result, publicly available information regarding reported Component prices or levels may at times be based on non-current information.

The Basket is not a recognized market index and may not accurately reflect Pacific Rim equity market performance.

The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the Notes and will be calculated solely during the term of the Notes. The level of the Basket will not be published during the term of the Notes. The Basket does not reflect the performance of all major Pacific Rim equity markets and may not reflect actual Pacific Rim equity market performance. Rather, the Basket reflects the price movements of the securities underlying the specific Components.

Risks associated with the Components underlying the Basket may adversely affect the market price of the Notes.

Because the Notes are linked to changes in the values of equity indices relating to Pacific Rim companies, the Basket will be less diversified than funds or investment portfolios investing in a broader range of international securities and, therefore, could experience greater volatility. An investment in the Notes may carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

Suspensions or disruptions of market trading in the international equity markets may adversely affect the Cash Settlement Value at maturity and/or the market value of the Notes.

The international equity markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities underlying the Components could adversely affect the value of certain of the Components and, therefore, the Cash Settlement Value and/or the trading value of the Notes.

Adjustments to the Components could adversely affect the value of the Notes.

The policies of a Component Sponsor concerning additions, deletions and substitutions of the securities underlying the applicable Component and the manner in which that Component Sponsor takes account of certain changes affecting those underlying securities may affect the level of the Component and thus the Basket. You should realize that changes in the companies included in a Component may affect the Component, as a newly-added company may perform significantly better or worse than the company or companies it replaces. The Component Sponsor also may discontinue or suspend calculation or dissemination of that Component or materially alter the methodology by which it calculates that Component. Any such actions could affect the value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Cash Settlement Value, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to “Description of the Notes—Discontinuance of one or more Components,” “—Adjustments to the Components” and “—Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the securities underlying the Basket for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such securities, and therefore the Basket Level. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s obligations under our hedge.

Changes that affect the calculation of the Component will affect the trading value of the Notes and the amount you will receive at maturity.

The Component Sponsors are responsible for calculating and maintaining the levels of the Components. The policies of a Component Sponsor concerning the calculation of a Component will affect the level of such Component and, therefore, the trading value of the Notes and the Cash Settlement Value.

If a Component Sponsor discontinues or suspends calculation or publication of a Component, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If a Component Sponsor discontinues or suspends calculation of a Component at any time prior to the Maturity Date and a Successor Component is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Component. In addition, if the method of calculating a Component (or a Successor Component) is changed in a material respect, or if a Component (or a Successor Component) is in any other way modified so that such Component (or Successor Component) does not, in the opinion of the Calculation Agent, fairly represent the level of the Component (or Successor Component) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to the Component (or Successor Component) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Basket.”

A Component Sponsor may change the securities underlying a Component in a way that adversely affects the Component level and consequently the value of the Notes.

A Component Sponsor may add, delete or substitute the stocks underlying a Component or make other methodological changes that could adversely change the level of the Component and the value of the Notes. You should realize that changes in the companies included in a Component may affect the Component, as a newly-added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the companies whose stocks are included in each Component.

We are not affiliated with any of the companies whose securities underlie the Components. However, we may currently, or in the future, engage in business with such companies. Actions by any company whose security is part of a Component may have an adverse effect on the price of the company’s securities, the trading price of and the closing level of the Component and the Basket, and the trading value of the Notes. No such company is involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the securities underlying the Components or the Components themselves. You should make your own investigation into the companies underlying the Components and each Component.

We and our affiliates have no affiliation with any Component Sponsor and are not responsible for any Component Sponsor’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Component Sponsor (except for the licensing arrangements discussed in the section “Description of the Basket—License Agreements”) and have no ability to control or predict any Component Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the applicable Component. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components or the Component Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Components and the Component Sponsors. The Component Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Basket, the level of the Basket, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the securities underlying the Components or derivative instruments related to those securities for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities, the Final Levels or the Basket Level in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the Basket Level and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the securities that underlie the Components, or derivative or synthetic instruments related to those securities or the Components, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the securities that underlie the Components. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the Basket Level, we cannot assure you that these activities will not affect the Basket Level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the Components or the companies issuing the securities underlying the Components. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the securities underlying the Components and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Basket or a Component thereof. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities underlying the Components, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.
The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Valuation Date, a Market Disruption Event has occurred or is continuing, the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $4,500,000. The Notes are expected to mature on April 27, 2009 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 30-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and Basket Level at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Basket over the term of the Notes, as measured by the Basket Return.

If, on the Valuation Date, the Basket Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note, plus the lesser of: (1) the product of (i) $1,000 multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate; and (2) the product of (i) 32.00% (the maximum return on the Notes) multiplied by (ii) the principal amount of the Notes.

If, on the Valuation Date, the Basket Return is less than zero, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the quotient of the Final Basket Level divided by the Initial Basket Level. In this case, you will receive less, and possibly significantly less, than your initial investment in the notes.

The Notes are linked to an equally-weighted basket of the following five equity indices: (1) the XIN0I; (2) the NKY; (3) the KOSPI2; (4) the HKX; and (5) the AS51. (Each such index a “Component,” and together the “Basket.”) The weighting of each Component within the Basket is fixed at 1/5, or 20.00%, and will not change during the term of the Notes unless one or more Components are modified during the term of the Notes as further described herein.

Basket Return:
An amount determined by the Calculation Agent and calculated as the difference of (i) the quotient of the Final Basket Level divided by the Initial Basket Level minus (ii) one.

For purposes of determining the Basket Return:

“Final Basket Level” equals the Basket Level on the Valuation Date, as determined by the Calculation Agent.

“Initial Basket Level” equals the Basket Level on the Pricing Date, or 100.

“Basket Level”, on the Valuation Date, is calculated as follows:

Final Level” means, as of the Valuation Date and for each Component, the closing index level as reported by the relevant Component Sponsor and displayed on Bloomberg Page XIN0I <Index> <Go> with respect to the XIN0I, Bloomberg Page NKY <Index> <Go> with respect to the NKY, Bloomberg Page KOSPI2 <Index> <Go> with respect to the KOSPI2, Bloomberg Page HKX <Index> <Go> with respect to the HKX, and Bloomberg Page AS51 <Index> <Go> with respect to the AS51.

“Initial Level” means (i) 28,384.65 with respect to the XIN0I; (ii) 16,438.47 with respect to the NKY; (iii) 239.94 with respect to the KOSPI2, (iv) 1,367.82 with respect to the HKX, and (v) 6,577.30 with respect to the AS51, in each case, representing the closing level of the respective Component on the Pricing Date as determined by the Calculation Agent (see Summary Table below).

The “Participation Rate” is 200.00%.

The “Pricing Date” is October 22, 2007 (see Summary Table below).

The “Issue Date” is October 25, 2007.

The “Valuation Date” is April 22, 2009; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Valuation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Valuation Date, the Valuation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Valuation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Valuation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Valuation Date, the determination of the Final Level for such Component will be made on the Valuation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components (see Summary Table below).

A “Component Business Day” Means, with respect to each Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The “Maturity Date” is April 27, 2009. The Notes will mature on April 27, 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Valuation Date is postponed, the Maturity Date will be three Business Days following the Valuation Date, as postponed for the last Component for which a Final Level is determined.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

The Summary Table below details the “Relevant Exchange” for each Component.

“Related Exchange” Means, with respect to any Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

The Summary Table below details the Sponsors and the Bloomberg ticker symbol for each Component.

Summary Table
Component	Sponsor	Bloomberg Ticker Symbol	Pricing Date (the date below represents the Component Business Day for the respective Relevant Exchange)	Initial Component Level	Valuation Date (on the respective local date)	Relevant Exchange
FTSE/Xinhua China 25 Index™	FTSE/Xinhua Index Limited or its successor (“FXI”)	XIN0I <Index>	October 22, 2007	28,384.65	April 22, 2009	The Stock Exchange of Hong Kong Ltd. or its successor (the “HKSE”)
Nikkei 225SM Index	Nihon Keizai Shimbun, Inc. or its successor (“NKS”)	NKY <Index>	October 22, 2007	16,438.47	April 22, 2009	Tokyo Stock Exchange or its successor (the “TSE”)
Korea Stock Price Index 200	Korea Stock Exchange or its successor (“KSE”)	KOSPI2 <Index>	October 22, 2007	239.94	April 22, 2009	Korea Stock Exchange or its successor (the “KSE”)
AMEX Hong Kong 30 Index	American Stock Exchange LLC or its successor (“AMEX”)	HKX <Index>	October 22, 2007	1,367.82	April 22, 2009	The Stock Exchange of Hong Kong Ltd. or its successor (the “HKSE”)
S&P/ASX 200 Index	Standard & Poor’s Australian Index Committee or its successor (“ASX Committee”)	AS51 <Index>	October 22, 2007	6,577.30	April 22, 2009	Australian Stock Exchange or its successor

Illustrative Examples

The following table demonstrates the hypothetical Cash Settlement Value of a Note based on the assumptions outlined below. The table does not purport to be representative of every possible scenario concerning increases or decreases in the Basket. You should not construe this table as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers are rounded for ease of use. The table demonstrating the hypothetical Cash Settlement Value of a Note is based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Basket Level is equal to 100.00.

•	The maximum return is 32.00%.

•	All returns are based on an 18-month term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Initial Basket Level	Hypothetical Basket Return	Percentage Change in the Basket	Cash Settlement Value per Note	Percentage Return per Note
100	145	45.00%	$1,320	32.00%
100	140	40.00%	$1,320	32.00%
100	135	35.00%	$1,320	32.00%
100	130	30.00%	$1,320	32.00%
100	125	25.00%	$1,320	32.00%
100	120	20.00%	$1,320	32.00%
100	115	15.00%	$1,300	30.00%
100	110	10.00%	$1,200	20.00%
100	105	5.00%	$1,100	10.00%
100	100	0.00%	$1,000	0.00%
100	95	-5.00%	$950	-5.00%
100	90	-10.00%	$900	-10.00%
100	85	-15.00%	$850	-15.00%
100	80	-20.00%	$800	-20.00%
100	75	-25.00%	$750	-25.00%
100	70	-30.00%	$700	-30.00%
100	65	-35.00%	$650	-35.00%
100	60	-40.00%	$600	-40.00%
100	55	-45.00%	$550	-45.00%
100	50	-50.00%	$500	-50.00%
100	45	-55.00%	$450	-55.00%
100	40	-60.00%	$400	-60.00%
100	35	-65.00%	$350	-65.00%
100	30	-70.00%	$300	-70.00%
100	25	-75.00%	$250	-75.00%
100	20	-80.00%	$200	-80.00%
100	15	-85.00%	$150	-85.00%
100	10	-90.00%	$100	-90.00%
100	5	-95.00%	$50	-95.00%
100	0	-100.00%	$0	-100.00%

Example 1: The Final Basket Level is greater than the Initial Basket Level and the Basket Return is greater than the maximum return.

In this example, the Basket Level generally rises over the term of the Note. On the Valuation Date, the Final Basket Level is 145.00, representing a 45.00% gain from the Initial Basket Level. In this example, using the formula below, the Cash Settlement Value will equal $1,320.00.

In this example, because the level of the Components within the Basket increased over the term of the Note, the investor would receive a positive return on their investment. In this case, where the Basket Return was greater than 16.00%, the investor’s return would be capped at 32.00% and the investor would receive $1,320.00 for each Note.
Example 2: The Final Basket Level is less then the Initial Basket Level.

In this example, the Basket Level generally declines over the term of the Note. On the Valuation Date, the Final Basket Level is 85.00, representing a 15.00% loss from the Initial Basket Level. In this example, using the formula below, the Cash Settlement Value will equal $850.00.

In this example, because the Components that comprise the Basket generally decreased in value over the term of the Notes, an investor would receive less than their initial investment of $1,000 per Note at the end of the term of the Notes.
Example 3: The Final Basket Level is greater than the Initial Basket Level and the Basket Return is less than the maximum return.

In this example, the Basket Level generally rises over the term of the Note. On the Valuation Date, the Final Basket Level is 112.00, representing a 12.00% gain from the Initial Basket Level. In this example, using the formula below, the Cash Settlement Value will equal $1,240.00.

In this example, because the level of the Components within the Basket increased over the term of the Note, the investor would receive a positive return on their investment. In this case, where the Basket Return was less than 16.00%, the investor would receive the full benefit from the 200% Participation Rate and would receive $1,240.00 for each Note.

Example 4: The Final Basket Level is equal to the Initial Basket Level.

In this example, the Basket Level generally remains unchanged over the term of the Notes. On the Valuation Date, the Final Basket Level is 100.00, representing a 0.00% gain from the Initial Basket Level. In this example, using the formula below, the Cash Settlement Value will equal $1,000.

In this example, because the level of the Basket did not change over the term of the Notes, an investor would only receive their principal investment of $1,000 per Note at the end of the term of the Notes.

Summary of Examples 1-4 Reflecting the Cash Settlement Value
	Example 1	Example 2	Example 3	Example 4
Initial Basket Level	100.00	100.00	100.00	100.00
Hypothetical Final Basket Level	145.00	85.00	112.00	100.00
Level of Final Basket Level relative to the Initial Basket Level	Higher	Lower	Higher	Equal
Cash Settlement Value per Note	$1,320.00	$850.00	$1,240.00	$1,000.00

Discontinuance of one or more Components

If a Component Sponsor discontinues publication of or otherwise fails to publish any Component and such Component Sponsor or another entity publishes a successor or substitute Component that the Calculation Agent determines to be comparable to the discontinued Component (the new Component being referred to as a “Successor Component”), then the Final Level with respect to that Component will be determined by reference to the level of the Successor Component at the close of trading on the Relevant Exchanges or markets for the Successor Component on the Valuation Date.

Upon any selection by the Calculation Agent of a Successor Component, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Component is selected by the Calculation Agent, the Successor Component will be used as a substitute for the Component for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Component.

If a Component is discontinued or if a Component Sponsor fails to publish the Component prior to, and such discontinuance is continuing on the Valuation Date and the Calculation Agent determines that no Successor Component is available at such time, then the Calculation Agent will determine the level to be used for the Final Level for that Component on the Valuation Date, for such Component. The Final Level to be used for the Valuation Date, will be computed by the Calculation Agent in accordance with the formula for and method of calculating that Component last in effect prior to the discontinuance, failure or modification but using only those securities that comprised that Component immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Component may adversely affect the value of, and trading in, the Notes.

Adjustments to the Components

If at any time the method of calculating a Component is changed in a material respect, or if a Component or a Successor Component is in any other way modified so that such Component does not, in the opinion of the Calculation Agent, fairly represent the level of the Component had such changes or modifications not been made, then, for purposes of calculating the Final Levels or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of a Component comparable to the Component, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to the Component as adjusted. Accordingly, if the method of calculating a Component is modified so that the level of that Component is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Component), then the Calculation Agent will adjust that Component in order to arrive at a level of the Component as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Valuation Date, a Component is not calculated by the relevant Component Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the Final Level with respect to that Component.
Market Disruption Events

If there is a Market Disruption Event with respect to a Component on the Valuation Date, the Final Level of that Component will be determined on the first succeeding Component Business Day on which there is no Market Disruption Event with respect to that Component. In no event, however, will the Valuation Date be a date that is postponed by more than three Component Business Days following the original date that, but for the Market Disruption Event, would have been the Valuation Date. In that case, the third Component Business Day will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of that Component on that third Component Business Day in accordance with the formula for and method of calculating the applicable underlying Component in effect prior to the Market Disruption Event using the closing level of each security underlying the Component as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the closing level that would have prevailed but for such suspension or limitation) as of that third Component Business Day. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component, the Final Level of that Component shall be determined on the scheduled Valuation Date. In the event of a Market Disruption Event on the Valuation Date, the Maturity Date will be three Business Days following the Valuation Date, as postponed for the last Component for which a Final Level is determined.

A “Market Disruption Event” with respect to a Component means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a)  any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchanges or otherwise, (A) relating to any security underlying a Component or (B) in futures or options contracts relating to the Component on any Related Exchange;

(b)  any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for or relating to any security underlying a Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Component on any Related Exchange;

(c)  the closure on any Component Business Day of any Relevant Exchange relating to any security underlying a Component or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Component Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Component Business Day for such Relevant Exchange or Related Exchange; or

(d)  any Component Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

“Related Exchange” means, with respect to any Component, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component.

“Relevant Exchange” means the primary exchange or market of trading of any security then included in the Component.

“Component Business Day” means, with respect to each Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a)  a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b)  for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Note has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE BASKET

All disclosures contained in this Supplement regarding the Components are derived from publicly available information. Neither the Bank nor any Agent takes any responsibility for the accuracy or completeness of such information.

The FTSE/Xinhua China 25 Index (“XIN0I”)

The XIN0I is a stock index calculated, published and disseminated by FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong Dollars and are available only to international investors, who are not citizens of the People’s Republic of China.

Computation:

The XIN0I is reported by the Bloomberg Financial Service at page <XIN0I> <Index> <Go>. Computation of the XIN0I is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

[Σ p (n) e (n) s (n) f (n) c (n)] /d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the capping factor published by the FTSE/Xinhua Index Limited at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The XIN0I uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE/Xinhua Index Limited excludes from free floating shares trade investments in a XIN0I constituent company by another XIN0I constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a XIN0I constituent stock is applied in bands, as follows:

Free float less than or equal to 15%........................................  Ineligible for inclusion in the XIN0I, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a XIN0I constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The XIN0I is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the XIN0I. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the XIN0I, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded: Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the XIN0I if it considers that an “accurate and reliable” price is not available. The XIN0I uses the last trade prices from the relevant stock exchanges, when available.

Liquidity.

Securities in the XIN0I will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the XIN0I. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues.

New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The XIN0I, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the XIN0I.

License Agreement with FTSE/Xinhua Index Limited

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with FTSE/Xinhua Index Limited, whereby The Bear Stearns Companies Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the XIN0I, which is owned and published by FTSE/Xinhua Index Limited, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the FTSE/Xinhua Index Limited (including its affiliates). FTSE/Xinhua Index Limited has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. FTSE/Xinhua Index Limited makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the XIN0I to track general stock market performance. FTSE/Xinhua Index Limited has no relationship to The Bear Stearns Companies, Inc. other than the licensing of the XIN0I and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by FTSE/Xinhua Index Limited without regard to The Bear Stearns Companies, Inc. or the Notes. FTSE/Xinhua Index Limited has no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the XIN0I. FTSE/Xinhua Index Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. FTSE/Xinhua Index Limited has no liability in connection with the administration, marketing or trading of the Notes.

FTSE/Xinhua Index Limited is under no obligation to continue the calculation and dissemination of the XIN0I and the method by which the XIN0I is calculated and the name “FTSE/Xinhua China 25 Index” may be changed at the discretion of FTSE/Xinhua Index Limited. No inference should be drawn from the information contained in this pricing supplement that FTSE/Xinhua Index Limited makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the XIN0I to track general stock market performance. FTSE/Xinhua Index Limited has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the XIN0I. FTSE/Xinhua Index Limited is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. FTSE/Xinhua Index Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the XIN0I in connection with the Notes have been consented to by FTSE/Xinhua Index Limited.

FTSE/Xinhua Index Limited disclaims all responsibility for any inaccuracies in the data on which the XIN0I is based, or any mistakes or errors or omissions in the calculation or dissemination of the XIN0I.

Historical Performance of the XIN0I

The following table sets forth the month-end closing index levels of the XIN0I for each month in the period from September 2002 through September 2007. The XIN0I closing index levels listed below were obtained from Bloomberg Financial Service, without independent verification by us. The historical values of the XIN0I should not be taken as an indication of future performance, and no assurance can be given that the level of the XIN0I will increase relative to its the Initial Level during the term of the Notes.

The closing index level of the XIN0I on September 28, 2007 was 26,121.80.

Month End Closing Index Levels: September 2002 - September 2007

	2002	2003	2004	2005	2006	2007
January		4,601.71	8,260.51	8,155.44	10,490.11	15,586.50
February		4,554.19	8,795.51	8,767.79	10,914.41	15,110.18
March		4,437.62	8,207.84	8,254.83	11,069.71	15,634.92
April		4,403.46	7,029.97	8,226.15	11,625.95	16,095.23
May		4,860.58	7,450.70	8,105.44	10,937.19	16,849.14
June		5,169.87	7,414.40	8,496.46	11,314.83	19,050.95
July		5,672.64	7,442.02	9,117.31	11,590.71	20,888.10
August		6,124.15	7,481.39	9,072.70	11,783.91	22,054.40
September	4,329.55	6,089.77	7,916.39	9,404.92	12,012.99	26,121.80
October	4,284.63	7,177.30	7,727.28	8,391.56	12,551.81	-
November	4,408.58	7,282.98	8,409.06	8,927.68	13,977.39	-
December	4,317.23	8,324.97	8,294.66	9,203.65	16,603.6	-

The Nikkei 225TM Stock Index (“NKY”)

The NKY is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“Nihon Keizai”) that measures the composite price performance of selected Japanese stocks. Nihon Keizai first calculated and published the NKY in 1970. The Nikkei 225 Stock Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nihon Keizai rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.29 as of September 28, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nihon Keizai. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nihon Keizai. Upon deletion of a stock from the Nikkei Underlying Stocks, Nihon Keizai will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nihon Keizai.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nihon Keizai.

License Agreement with Nihon Keizai

The Company has entered, or is exploring entering, into non-exclusive license agreement with Nihon Keizai, whereby the Company and its affiliates, in exchange for a fee, will be permitted to use the NKY in connection with the offer and sale of the Notes.

The copyright relating to the NKY and intellectual property rights as to “Nikkei” (including in combination with other words) and the NKY and any other rights will belong to Nihon Keizai.

Nihon Keizai will be entitled to change the details of the NKY and to suspend the announcement thereof.

All the businesses and implementation relating to the use of the NKY and related intellectual property rights will be conducted exclusively at the risk of the Company and Nihon Keizei assumes no obligation or responsibility therefor.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the Notes.

Historical Data on the NKY

The following table sets forth the month-end closing index levels of the NKY for each month in the period from September 2002 through September 2007. The NKY closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to its Initial Level during the term of the Notes.

The closing index level of the NKY on September 28, 2007 was 16,785.69.

Month End Closing Index Levels: September 2002 - September 2007

	2002	2003	2004	2005	2006	2007
January		8,640.48	10,783.61	11,387.59	16,649.82	17,383.42
February		9,215.56	11,041.92	11,740.60	16,205.43	17,604.12
March		8,578.95	11,715.39	11,668.95	17,059.66	17,287.65
April		8,640.48	11,761.79	11,008.90	16,906.23	17,400.41
May		9,215.56	11,236.37	11,276.59	15,467.33	17,875.75
June		8,578.95	11,858.87	11,584.01	15,505.18	18,138.36
July		8,640.48	11,325.78	11,899.60	15,456.81	17,248.89
August		9,215.56	11,081.79	12,413.60	16,140.76	16,569.09
September	9,383.29	8,578.95	10,823.57	13,574.30	16,127.58	16,785.69
October	8,640.48	8,640.48	10,771.42	13,606.50	16,399.39	-
November	9,215.56	9,215.56	10,899.25	14,872.15	16,274.33	-
December	8,578.95	8,578.95	11,488.76	16,111.43	17,225.83	-

The KOSPI 200 Index (“KOSPI2”)

We have obtained all information contained in this pricing supplement regarding the KOSPI 200, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”), the publisher of the KOSPI 200. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200.

The KOSPI 200 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange (“KSE”). The KOSPI 200 is the underlying index for stock index futures and options trading. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

The KOSPI 200 is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

Selection Criteria

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

• stocks with administrative issues;

• stocks with liquidation issues;

• stocks issued by securities investment companies;

• stocks that have been listed less than one year as of the last trading in April of the year in which the periodic review and selection process occurs;

• stocks belonging to the industry groups other than those industry groups listed below;

• a constituent stock merged into a non-constituent stock;

• a company established as a result of a merger between two constituent stocks; and

• any other stocks that are deemed unsuitable to be included in the constituents of the KOSPI 200.

The companies listed on the KOSPI 200 are classified into the following industry groups: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post and communication and (viii) finance. The constituents of the KOSPI 200 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster. The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

• Selection is made in descending order of market capitalization, from large to small, in the same industry group, while ensuring the accumulated market capitalization of the concerned industry group is within 70% of that of all industry groups.

• Notwithstanding the above, the stocks whose ranking of trading volume in descending order is below 85% of the stocks included in deliberation within the same industry group are excluded. In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group. The excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

Notwithstanding anything above, if a stock whose market capitalization is within the top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI 200, by taking into consideration the influence that the industry group has on the KOSPI 200, as well as the liquidity of the concerned stock. Stocks to be placed on the replacement list are selected from the stocks included for deliberation, excluding those already selected as constituents of the KOSPI 200.

KOSPI 200 Calculation

The KOSPI 200 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date. Share prices refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

Stock Revision

The constituents of the KOSPI 200 are realigned once a year while observing each of the following:

• An existing constituent will not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI 200 constituents of the same industry group;

• In order to be included in the constituents of the KOSPI 200, the ranking of the market capitalization of a stock must be within 90/100 of the ranking of the KOSPI 200 constituents of the same industry group;

• If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI 200 constituents of the same industry group, but there is no stock satisfying the requirement specified in the preceding clause, the existing constituent will not be removed; and

• When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest will be removed first. The periodic realignment date is the trading day following the last trading day of June contracts in the KOSPI 200 index futures and index options. With respect to any component security in the KOSPI 200, if any of the following events occur, such component security shall be removed from the KOSPI 200 and the removal date is as follows:

• Delisting: the trading day following the delisting date;

• Designation as administrative issue: the designation date;

• Merger: the day of trading halt; and

• It is determined that the stock is unsuitable as a component security of the KOSPI 200: the trading day following the day of such determination, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the component securities of the KOSPI 200, the replacement stocks are chosen from the replacement list in accordance with the rank order. In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of manufacturing industry cluster.

The Korea Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing).

Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day’s respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15%, which meant that the price of each stock could neither fall nor rise by more than 15% from the previous day’s closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed. The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

Discontinuation of the KOSPI 200; Alteration of Method of Calculation

If KRX discontinues publication of the KOSPI 200 and KRX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued KOSPI 200 (such index being referred to herein as a “KOSPI 200 successor index”), then the KOSPI 200 closing level will be determined by reference to the level of such KOSPI 200 successor index at the close of trading on the relevant exchange or market for the KOSPI 200 successor index on the relevant Initial Averaging Date, if applicable, Basket Final Valuation Date(s) or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a KOSPI 200 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes. If KRX discontinues publication of the KOSPI 200 prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Basket Final Valuation Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no KOSPI 200 successor index is available at such time, or the calculation agent has previously selected a KOSPI 200 successor index and publication of such KOSPI 200 successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, if applicable, Basket Final Valuation Date or other relevant date, then the calculation agent will determine the KOSPI 200 closing level for such date. The KOSPI 200 closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the KOSPI 200 or KOSPI 200 successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the KOSPI 200 or KOSPI 200 successor index, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the KOSPI 200 on the relevant exchange may adversely affect the value of the notes. If at any time the method of calculating the KOSPI 200 or a KOSPI 200 successor index, or the level thereof, is changed in a material respect, or if the KOSPI 200 or a KOSPI 200 successor index is in any other way modified so that the KOSPI 200 or such KOSPI 200 successor index does not, in the opinion of the calculation agent, fairly represent the level of the KOSPI 200 or such KOSPI 200 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the KOSPI 200 closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the KOSPI 200 or such KOSPI 200 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the KOSPI 200 closing level with reference to the KOSPI 200 or such KOSPI 200 successor index, as adjusted. Accordingly, if the method of calculating the KOSPI 200 or a KOSPI 200 successor index is modified so that the level of the KOSPI 200 or such KOSPI 200 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the KOSPI 200), then the calculation agent will adjust its calculation of the KOSPI 200 or such KOSPI 200 successor index in order to arrive at a level of the KOSPI 200 or such KOSPI 200 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Korea Exchange

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Korea Exchange, whereby The Bear Stearns Companies Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the KOSPI2, which is owned and published by Korea Exchange, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Korea Exchange (including its affiliates). Korea Exchange has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. Korea Exchange makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the KOSPI2 to track general stock market performance. Korea Exchange has no relationship to The Bear Stearns Companies, Inc. other than the licensing of the KOSPI2 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by Korea Exchange without regard to The Bear Stearns Companies, Inc. or the Notes. Korea Exchange has no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the KOSPI2. Korea Exchange is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Korea Exchange has no liability in connection with the administration, marketing or trading of the Notes.

Korea Exchange is under no obligation to continue the calculation and dissemination of the KOSPI2 and the method by which the KOSPI2 is calculated and the name “KOSPI 200 Index” or “KOSPI2” may be changed at the discretion of Korea Exchange. No inference should be drawn from the information contained in this pricing supplement that Korea Exchange makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the KOSPI2 to track general stock market performance. Korea Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the KOSPI2. Korea Exchange is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Korea Exchange has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the KOSPI2 in connection with the Notes have been consented to by Korea Exchange.

Korea Exchange disclaims all responsibility for any inaccuracies in the data on which the KOSPI2 is based, or any mistakes or errors or omissions in the calculation or dissemination of the KOSPI2.

Historical Performance of the KOSPI2

The following table sets forth the month-end closing levels of the KOSPI2 for each month in the period from September 2002 through September 2007. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the KOSPI2 should not be taken as an indication of future performance and no assurance can be given that the level of the KOSPI2 will increase relative to its Initial Level during the term of the Notes.

The closing index level of the KOSPI2 on September 28, 2007 was 247.20.

Month-End Closing Index Levels: September 2002-September 2007

	2002	2003	2004	2005	2006	2007
January		75.22	110.89	121.06	180.65	175.99
February		72.85	115.92	130.85	177.45	183.20
March		68.05	115.98	124.78	176.21	187.60
April		76.45	112.40	117.58	184.10	198.55
May		80.53	104.14	124.84	171.01	216.45
June		85.47	101.85	129.43	167.45	221.31
July		91.52	95.27	143.32	168.51	244.32
August		97.59	102.89	140.09	175.44	238.28
September	81.37	89.55	107.69	157.55	178.05	247.20
October	83.10	101.44	107.99	148.84	176.84	-
November	92.05	103.61	113.40	165.95	184.96	-
December	79.87	105.21	115.25	177.43	185.39	-

The AMEX Hong Kong 30 Index

All information regarding the AMEX Hong Kong 30 Index set forth herein, including, without limitation, its make-up, method of calculation, and changes in its components, has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, the American Stock Exchange LLC (“AMEX” or the “American Stock Exchange”). The AMEX Hong Kong 30 Index is calculated, maintained and published by the American Stock Exchange. The Bank makes no representation or warranty as to the accuracy or completeness of such information.

The AMEX Hong Kong 30 Index is reported by Bloomberg Financial Service under the ticker symbol “HKX.”
AMEX Hong Kong 30 Index Composition and Maintenance

The AMEX Hong Kong 30 Index is a capitalization weighted stock index that measures the market value performance (share price times the number of shares outstanding) of selected stocks listed on The Stock Exchange of Hong Kong Ltd. (the “HKSE”). The AMEX Hong Kong 30 Index currently is based on the capitalization of 30 stocks actively traded on the HKSE and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London.

The AMEX Hong Kong 30 Index will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The American Stock Exchange may change the composition of the AMEX Hong Kong 30 Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the American Stock Exchange may replace stocks in the event of certain corporate events, such as takeovers or mergers that change the nature of the security. The American Stock Exchange selects stocks composing the AMEX Hong Kong 30 Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the HKSE. The American Stock Exchange requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the HKSE and have its primary trading market located in a country with which the American Stock Exchange has an effective surveillance sharing agreement. The American Stock Exchange will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. Additional qualification criteria for the inclusion and maintenance of stocks include the following standards: all stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000; (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50; (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) a minimum “free float” value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$150,000,000, measured over the same period.

The American Stock Exchange reviews and applies the above qualification criteria relating to the stocks comprising the AMEX Hong Kong 30 Index on a quarterly basis, conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a “qualified” stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a business day in The City of New York, the replacement will be effective at the close of business on the first preceding business day in The City of New York. The American Stock Exchange will notify its membership immediately after it determines to replace a stock.

AMEX Hong Kong 30 Index Calculation

The AMEX Hong Kong 30 Index is a capitalization-weighted index. A company’s market capitalization is calculated by multiplying the number of shares outstanding by the company’s current share price (in Hong Kong dollars). For valuation purposes, one AMEX Hong Kong 30 Index unit (1.0) is assigned a fixed value of one U.S. dollar. The AMEX Hong Kong 30 Index measures the average changes in price of the stocks comprising the AMEX Hong Kong 30 Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock’s market capitalization. The AMEX Hong Kong 30 Index was established by the American Stock Exchange on June 25, 1993, on which date the AMEX Hong Kong 30 Index value was set at 350.00.

The AMEX Hong Kong 30 Index is calculated by (i) aggregating the market capitalization of each stock comprising the AMEX Hong Kong 30 Index and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the underlying stocks was approximately H.K.$1,152,829,149,500 and the divisor used to calculate the AMEX Hong Kong 30 Index was 3,293,797,570. The American Stock Exchange selected that particular divisor number in order, among other things, to ensure that the AMEX Hong Kong 30 Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The AMEX Hong Kong 30 Index is calculated once each day by the American Stock Exchange based on the most recent official closing prices of each of the stocks comprising the AMEX Hong Kong 30 Index reported by the HKSE. Pricing of the AMEX Hong Kong 30 Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each business day in The City of New York. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the HKSE do not overlap with trading hours in The City of New York. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the AMEX Hong Kong 30 Index in the event of certain changes due to non-market factors affecting the stocks comprising the AMEX-Hong Kong 30 Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the AMEX Hong Kong 30 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the AMEX Hong Kong 30 Index and in order that the value of the AMEX Hong Kong 30 Index immediately after such change will equal the level of the AMEX Hong Kong 30 Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the AMEX Hong Kong 30 Index may significantly affect the behavior of the AMEX Hong Kong 30 Index over time.

The Stock Exchange of Hong Kong Ltd.

Trading on HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE, as of the date of this product supplement, will cease at 12:30 a.m. or 3:55 a.m., Eastern Daylight Savings Time. Using the last reported closing prices of the stocks underlying the AMEX Hong Kong 30 Index on the HKSE, the closing level of the AMEX Hong Kong 30 Index on any such trading day generally will be calculated, published and disseminated by the American Stock Exchange in the United States shortly before the opening of trading on the American Stock Exchange in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKSE considers that the issuer or its business is no longer appropriate for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer appropriate for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the AMEX Hong Kong 30 Index may be limited by suspension of trading of individual stocks which comprise the AMEX Hong Kong 30 Index which may, in turn, adversely affect the value of the CDs.

License Agreement with the American Stock Exchange

The Bank has entered or expects to enter into a non-exclusive license agreement with The American Stock Exchange, whereby the Bank and certain of its affiliates, in exchange for a fee, will be permitted to use the AMEX Hong Kong 30 Index, which is owned and published by AMEX, in connection with certain securities, including the CDs.

The CDs are not sponsored, endorsed, sold or promoted by the AMEX (including its affiliates). The American Stock Exchange has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the CDs. The American Stock Exchange makes no representation or warranty, express or implied to the owners of the CDs or any member of the public regarding the advisability of investing in securities generally or in the CDs particularly, or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The American Stock Exchange has no relationship to The Bear Stearns Companies, Inc. other than the licensing of the AMEX Hong Kong 30 Index and the related trademarks for use in connection with the CDs, which index is determined, composed and calculated by the American Stock Exchange without regard to The Bear Stearns Companies, Inc. or the CDs. The American Stock Exchange has no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the CDs into consideration in determining, composing or calculating the AMEX Hong Kong 30 Index. The American Stock Exchange is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the CDs to be issued or in the determination or calculation of the equation by which the CDs are to be converted into cash. The American Stock Exchange has no liability in connection with the administration, marketing or trading of the CDs.

The American Stock Exchange is under no obligation to continue the calculation and dissemination of the AMEX Hong Kong 30 Index and the method by which the AMEX Hong Kong 30 Index is calculated and the name “AMEX Hong Kong 30 Index” may be changed at the discretion of the American Stock Exchange. No inference should be drawn from the information contained in this product supplement that the American Stock Exchange makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the CDs in particular or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The American Stock Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AMEX Hong Kong 30 Index. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the CDs or in the determination or calculation of the equation by which the CDs are to be settled in cash. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the CDs. The use of and reference to the AMEX Hong Kong 30 Index in connection with the CDs have been consented to by the American Stock Exchange.

The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the AMEX Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the AMEX Hong Kong 30 Index.

Historical Performance of the AMEX Hong Kong 30

The following table sets forth the month-end closing index levels of the HKX for each month in the period from September 2002 through September, 2007. The Bank obtained the data in the following table from Bloomberg Financial Service, without independent verification by the Bank. Historical levels of the HKX should not be taken as an indication of future performance, and no assurance can be given that the level of the HKX will increase relative to the Initial Level during the term of the CDs.

The closing index level of the HKX on September 28, 2007 was 1,309.49.

Month End Closing Index Levels: September 2002 -September 2007

	2002	2003	2004	2005	2006	2007
January		456.23	659.60	683.33	786.06	989.56
February		450.15	690.06	705.64	793.86	967.67
March		424.70	690.26	671.52	791.11	974.58
April		430.29	596.24	692.22	831.72	1,001.47
May		469.22	601.84	690.02	793.89	1,013.77
June		471.82	610.37	706.91	812.44	1,060.52
July		498.41	606.65	741.32	850.28	1,124.27
August		537.52	641.82	743.54	871.11	1,157.21
September	448.52	555.32	652.38	769.12	877.91	1,309.49
October	474.82	603.55	650.44	717.97	916.35	-
November	498.18	607.66	702.73	746.44	940.01	-
December	460.73	624.90	711.09	744.57	969.07	-

The S&P/ASX 200 Index (“AS51”)

We have derived all information relating to the AS51, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Standard & Poor’s and the Australian Stock Exchange (“S&P/ASX”). S&P/ASX are under no obligation to continue to publish, and may discontinue or suspend the publication of the AS51 at any time.

The AS51 is intended to provide an investable benchmark for the Australian equity market and represents approximately 78% of Australian market capitalization. The AS51 is a float-adjusted capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its free float-adjusted market capitalization. The AS51 is comprised of the 100 largest stocks listed on the Australian Stock Exchange (the “ASX”), plus an additional 100 stocks, all of which must meet certain liquidity requirements. S&P/ASX chooses companies for inclusion in the AS51 with an aim of providing a broad market representation, while maintaining underlying investability and liquidity. S&P/ASX may from time to time, in its sole discretion, add companies to, or delete companies from, the AS51 to achieve the objectives stated above. Relevant criteria employed by S&P/ASX (discussed in more detail below) include a stock's liquidity, free float and market capitalization.

Calculation of the AS51

The calculation of the value of the AS51 is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market (the “Component Stocks”) as of a particular time as compared to the base value of the AS51. The index market capitalization for each Component Stock is calculated by multiplying the company's stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the AS51 are based on stock prices taken from the ASX. The official daily AS51 closing values are calculated after the market closes and are based on the last traded price for each Component Stock.

Component Stocks of the AS51 are determined after an analysis of the stocks' liquidity, free float and market capitalization. A constituent of the AS51 must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P Australian Index Committee (the “Committee”) assesses whether a company has sufficient liquidity to be eligible for the AS51 by analyzing each company's free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (i) government and government agencies, (ii) controlling and strategic shareholders/partners, (iii) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (iv) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the AS51 if their free float is less than 30%. In addition, the Committee considers market capitalization, adjusting each company's market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock's factor will be a direct reflection of its level of free float; however, some stocks are allocated a factor at half of its free float level as a result of low liquidity. The Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company's market capitalization is sufficient for the company to be represented in the AS51.

The Committee is responsible for setting policy, determining index composition and administering the AS51 in accordance with the S&P/ASX methodology. The Committee is comprised of five members representing S&P and ASX. The Committee may add, remove or bypass any company or security during the selection process. In maintaining the AS51, the Committee considers the guiding principle of minimizing changes to the index portfolio. The Committee deletes Component Stocks from the AS51 for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Additions to the AS51 are triggered only by deletions, and are evaluated using the criteria described above for selection of Component Stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the Committee decides that the inclusion is justified.

The Committee rebalances the AS51 quarterly at the end of February, May, August, and November; the free float and investable weight factors of Component Stocks are reviewed as part of the February rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. The Committee announces index deletions and replacements to the AS51 to the market on the first Friday of March, June, September and December. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The AS51 is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

S&P makes changes to the AS51 shares on issue under the following circumstances: (i) market-wide placements and buybacks that are 5% of the index issued capital and greater than 5 million Australian dollars (“A$”), (ii) shares issued as a result of dividend reinvestment plans and (iii) rights issues, bonus issues and other major corporate actions. The ASX may quote a different number of shares than the AS51; however, if the aggregated difference between the ASX quoted shares and the S&P/ASX index quoted shares at quarter-end is greater than A$100 million or 5% of the index issued capital, shares will be adjusted to reflect those quoted by the ASX.

While S&P currently employs the above methodology to calculate the AS51, we cannot assure you that S&P will not modify or change this methodology in a manner that may affect the redemption amount at maturity to beneficial owners of the securities. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the AS51 or any successor index. S&P does not guarantee the accuracy or completeness of the AS51 or any data included in the AS51. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the AS51. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the AS51 or the manner in which the AS51 is applied in determining the amount payable on the securities.

License Agreement with Standard and Poor’s and the Australian Stock Exchange

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with S&P/ASX, whereby The Bear Stearns Companies Inc. and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the AS51, which is owned and published by S&P/ASX, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the S&P/ASX (including its affiliates). S&P/ASX has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. S&P/ASX makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the AS51 to track general stock market performance. S&P/ASX has no relationship with us other than the licensing of the AS51 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by S&P/ASX without regard to us or the Notes. S&P/ASX has no obligation to take the needs of us or the holders of the Notes into consideration in determining, composing or calculating the AS51. S&P/ASX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P/ASX has no liability in connection with the administration, marketing or trading of the Notes.

S&P/ASX is under no obligation to continue the calculation and dissemination of the AS51 and the method by which the AS51 is calculated and the name “S&P/ASX 200 Index” or “AS51” may be changed at the discretion of S&P/ASX. No inference should be drawn from the information contained in this pricing supplement that S&P/ASX makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the AS51 to track general stock market performance. S&P/ASX has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AS51. S&P/ASX is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. S&P/ASX has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the AS51 in connection with the Notes have been consented to by S&P/ASX.

S&P/ASX disclaims all responsibility for any inaccuracies in the data on which the AS51 is based, or any mistakes or errors or omissions in the calculation or dissemination of the AS51.

Historical Data on the AS51

The following table sets forth the month-end closing index levels of the AS51 for each month in the period from September 2002 through September 2007. The AS51 closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the AS51 should not be taken as an indication of future performance, and no assurance can be given that the level of the AS51 will increase relative to its Initial Level during the term of the Notes.

The closing index level of the AS51 on September 28, 2007 was 6,567.80.

Month End Closing Index Levels: September 2002 -September 2007

	2002	2003	2004	2005	2006	2007
January		2,956.90	3,272.00	4,107.30	4,929.60	5,773.40
February		2,800.90	3,360.60	4,172.80	4,921.30	5,832.50
March		2,885.20	3,415.30	4,109.90	5,129.70	5,995.00
April		3,007.50	3,400.80	3,983.20	5,258.80	6,166.00
May		3,011.00	3,460.20	4,106.40	5,001.70	6,313.50
June		3,025.80	3,532.90	4,277.50	5,073.90	6,274.90
July		3,122.30	3,536.10	4,388.80	4,986.00	6,144.20
August		3,199.70	3,553.70	4,446.80	5,115.40	6,247.20
September	2,970.90	3,169.50	3,665.00	4,641.20	5,154.10	6,567.80
October	3,042.90	3,272.00	3,778.60	4,459.70	5,384.40	-
November	3,061.40	3,186.40	3,931.30	4,634.80	5,482.10	-
December	3,007.10	3,299.80	4,050.60	4,763.40	5,669.90	-

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

• an individual who is a citizen or a resident of the United States, for federal income tax purposes;

• a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

• an estate whose income is subject to federal income taxation regardless of its source; or

• a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

• a nonresident alien individual for federal income tax purposes;

• a foreign corporation for federal income tax purposes;

• an estate whose income is not subject to federal income tax on a net income basis; or

• a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Basket. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

It is possible that one or more of the securities underlying the Components may be treated as a “pass-thru entity” for purposes of section 1260 of the Code. In this case, it is possible that the Notes may be subject to the “constructive ownership” rules of section 1260 of the Code. If section 1260 applies to the Notes, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the Notes and is attributable to a security underlying a Component that is a pass-thru entity for purposes of section 1260 of the Code may be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult their tax advisors as to the possibility that one or more of the securities underlying the Components is treated as a pass-thru entity for purposes of section 1260, and section 1260 applies to their Notes.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Alternatively, it is possible that each Note could be treated as consisting of a cash-settled forward contract with respect to the Basket and a deposit with us of cash in an amount equal to the principal amount of a Note to secure the holder’s obligation to settle the forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis in respect of the deposit. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Components are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. We expect that the Components will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied. In the former case, the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax. In the latter case, the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holders of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks underlying the Components, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Components, individual futures contracts on the Components and on stocks underlying the Components, futures contracts on the Components and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the levels of the Components, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$4,500,000
Total	$4,500,000

The Agent intends to initially offer $4,500,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining principal amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of 98.50% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of 98.50% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $675,000 at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$4,500,000

Medium-Term Notes, Series B

Accelerated Market
Participation Securities

Linked to a Basket of Five International
Equity Indices Concentrated in
The Pacific Rim
Due April 27, 2009

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

October 25, 2007

TABLE OF CONTENTS
Pricing Supplement
Page
Summary	2
Key Terms	4
Questions and Answers	7
Risk Factors	12
Description of the Notes	21
Certain ERISA Considerations	51
Use of Proceeds and Hedging	52
Supplemental Plan of Distribution	52
Legal Matters	53
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-7
Description of the Notes	S-8
Certain U.S. Federal Income Tax Considerations	S-25
Supplemental Plan of Distribution	S-36
Validity of the Notes	S-37
Glossary	S-38
Prospectus
Where You Can Find More Information	3
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Ratio Information	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Book-Entry Procedures and Settlement	28
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Experts	49